Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

SEVENTY SEVEN ENERGY INC.

THE UNDERSIGNED, being a natural person, hereby certifies, for purposes of organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), that:

1. The name of the corporation is Seventy Seven Energy Inc. (the “Corporation”).

2. The original Articles of Organization were filed with the Secretary of State of the State of Oklahoma on September 19, 2011 under the name “Chesapeake Oilfield Operating, L.L.C.” Chesapeake Oilfield Operating, L.L.C. converted from a limited liability company to a corporation with the name of “Seventy Seven Energy Inc.” and in connection therewith, filed a Certificate of Incorporation with the Secretary of State of the State of Oklahoma on June 27, 2014.

3. The Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”) is hereby stated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Seventy Seven Energy Inc.

ARTICLE II

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle, 19801, and the name of the Corporation’s initial registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 100,000,000 shares, divided into two classes consisting of (a) 90,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (b) 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Section 4.2 Preferred Stock.

(a) Subject to the terms of the Stockholders Agreement, shares of Preferred Stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board”) and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) the number of shares constituting that series and the distinctive designation of that series;

(ii) the dividend rate or rates on the shares of that series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(v) whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) any other relative rights, powers, and preferences, and the qualifications, limitations and restrictions thereof, of that series.

(b) Except as otherwise required by law or this Certificate of Incorporation (including a Preferred Stock Designation), holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any

Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

Section 4.3 Common Stock.

(a) Except as expressly set forth otherwise herein, the Common Stock shall have (i) all rights and privileges typically associated with such securities as set forth in the DGCL, including, without limitation, the right to receive dividends, the right to vote, subject to Section 4.2(b), on all matters presented to the holders of Common Stock for a vote and the rights upon a liquidation and (ii) the additional rights and privileges set hereinafter set forth.

(b) Subject to the rights of the Preferred Stock, dividends may be paid on the Common Stock, as and when declared by the Board, out of the assets of the Corporation legally available for the payment of such dividends. If and when dividends on Common Stock are declared payable from time to time by the Board, whether payable in cash, in property or in shares of capital stock of the Corporation, the holders of Common Stock shall be entitled to share equally, pro rata, based on the number of shares of Common Stock held by each such holder, in such dividends.

(c) Subject to Section 4.2(b), each holder of shares of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

Section 4.4 Stockholders Agreement.

(a) Upon the Plan Effective Date certain holders of shares of Common Stock (the “SHA Stockholders”) shall enter into a Stockholders Agreement, dated as of the Plan Effective Date, among the Corporation and the SHA Stockholders (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Stockholders Agreement”). The Stockholders Agreement will contain certain terms relating to, among other items, (i) the composition of and rights of the SHA Stockholders to nominate members for election to the board of directors of the Corporation and (ii) required approval by the SHA Stockholders with respect to certain actions of the Corporation. The Stockholders Agreement will terminate and cease to be of further effect in accordance with the terms set forth therein. A SHA Stockholder will cease to be a party to or otherwise have rights under the Stockholders Agreement at such time as such SHA Stockholder (together with its Affiliates) ceases to own, of record or beneficially (as determined under Rule 13d-3 of the Exchange Act), at least 5% of the outstanding Common Stock.

(b) The Corporation shall furnish without charge to each holder of record of shares of Common Stock a copy of the Stockholders Agreement upon written request to the Corporation at its principal place of business.

Section 4.5 Nonvoting Equity Securities. The Corporation shall not issue nonvoting equity securities; provided, however the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of Chapter 11 of Title 11 of the Bankruptcy Code, (ii) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code.

ARTICLE V

DIRECTORS

Section 5.1 Generally. The annual meeting of the stockholders for the election of the directors of the Corporation (the “Directors”) and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined solely by the resolution of the Board in its sole and absolute discretion. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board, subject to the Stockholders Agreement. Subject to the following paragraph, the stockholders shall have the right to elect a number of Directors of the Board (as set forth in the By-Laws) to be designated as Directors, in accordance with the By-Laws. The number of Directors may be increased or decreased from time to time as provided in the By-Laws. With respect to each matter brought before the Board (or any committee thereof) for vote, each Director shall be entitled to cast one vote.

Section 5.2 Number, Class and Term. Subject to the terms of the Stockholders Agreement, the number of Directors that shall constitute the whole Board shall be fixed from time to time by a majority of the Directors then in office as provided in the By-Laws, subject to an increase in the number of Directors by reason of any provisions contained in or established pursuant to Section 4.2 or this Article V; provided that, for so long as the SHA Stockholders are entitled to designate persons for nomination as Directors pursuant to the Stockholders Agreement, the whole Board shall consist of seven (7) Directors unless a different number is approved by the SHA Stockholders as required under the Stockholders Agreement. No decrease in the number of Directors shall shorten the term of any incumbent Director. Except for the terms of such additional Directors, if any, as elected by the holders of any series of Preferred stock and as provided for or fixed pursuant to the provisions of Section 4.2 hereof, subject to the terms of the Stockholders Agreement, each Director shall serve for a term ending on the date of the next annual meeting following the annual meeting at which such Director was elected; provided, that the term of each Director shall continue until the election and qualification of a successor and be subject to such Director’s earlier death, resignation or removal.

Section 5.3 Election. Except with respect to vacancies or as otherwise provided in the Stockholders Agreement, as provided in the By-Laws of the Corporation, directors shall be elected by a plurality of the votes present in person or represented by proxy at the annual meetings of stockholders and entitled to vote thereon, and each director so elected shall hold office until the next annual meeting and until his successor is duly elected and qualified or until his earlier death, resignation, disqualification or removal.

Section 5.4 Vacancies. Subject to the terms of the Stockholders Agreement and rights of the holders of one or more series of Preferred Stock then outstanding as provided for or fixed pursuant to the provisions of Section 4.2 or the By-Laws, vacancies on the Board by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of Directors shall be solely filled by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director and shall not be filled by the stockholders. A Director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such Director shall have been chosen, subject to the election and qualification of a successor and to such Director’s earlier death, resignation or removal.

Section 5.5 No Written Ballot Required. Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot.

Section 5.6 Cumulative Voting. There shall not be cumulative voting by stockholders in the election of Directors.

ARTICLE VI

LIMITATION OF DIRECTOR LIABILITY;

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 6.1 Limitation of Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware, as the same exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, no person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Section 6.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 6.1 will, unless otherwise required by applicable law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 6.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding. The right to indemnification conferred by this Section 6.2 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified for the expenses under this Section 6.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 6.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 6.2, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The Corporation hereby acknowledges that certain Directors (the “Specified Persons”) may have rights to indemnification and advancement of expenses provided by a stockholder of the Corporation or its affiliates (directly or through insurance obtained by any such entity) (collectively, the “Stockholder Indemnitors”). The Corporation hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the Specified Persons, (ii) it shall be required to advance the full amount of expenses incurred by the Specified Persons, as required by the terms of this Section 6.2, without regard to any rights the Specified Persons may have against the Stockholder Indemnitors and (iii) it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Corporation with respect to any claim for which the Specified Persons have sought indemnification from the Corporation shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Persons against the Corporation. These rights shall be a contract right.

(c) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 6.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(d) Any repeal or amendment of this Section 6.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 6.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(e) This Section 6.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE VII

BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the By-Laws of the Corporation, subject to the Stockholders Agreement. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided that any amendment of the By-Laws by the stockholders shall require approval of the SHA Stockholders to the extent required by the Stockholders Agreement.

ARTICLE VIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, subject to the Stockholders Agreement; and except as set forth in Article VI, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII.

ARTICLE IX

INCORPORATOR

The name of the incorporator of the Corporation is David Treadwell, and the mailing address of such incorporator is 777 N.W. 63rd Street, Oklahoma City, OK 73116.

ARTICLE X

CERTAIN DEFINITIONS

As used in this Certificate of Incorporation, the following terms shall have the following meanings:

(a)	“Affiliate” means, with respect to any Person, any Person who, directly or indirectly, controls, is controlled by or is under common control with that Person, and the term “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract (including proxy) or otherwise; provided, however, that for the avoidance of doubt no stockholder shall be deemed an affiliate of any other stockholder solely on account of ownership of securities of the Corporation or being party to the Stockholders Agreement, and no stockholder shall be deemed an affiliate of the Corporation solely on account of being party to the Stockholders Agreement.

(b)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(c)	“Person” means an individual, partnership, corporation, unincorporated organization, joint stock company, limited liability company, partnership, association, trust, joint venture or any other entity, or a governmental agency or political subdivision thereof.

(d)	“Plan” means the Joint Prepackaged Chapter 11 Plan of Reorganization of Seventy Seven Finance Inc. and its Affiliated Debtors (as supplemented).

(e)	“Plan Effective Date” means the “Effective Date” as defined in the Plan.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this 22nd day of July, 2016.

/s/ David Treadwell
Name: David Treadwell
Title: Senior Vice President, General Counsel and Secretary